Item 77C DWS RREEF World Real Estate &
Tactical Strategies Fund, Inc.

Registrant incorporates by reference to its Proxy
Statement filed on May 28, 2008 (SEC Accession
No. 0000950123-08-006197).
The Annual Meeting of Stockholders of DWS
RREEF World Real Estate & Tactical Strategies
Fund, Inc. (the ?Fund?) was held on July 2, 2008.
The following matter was voted upon by the
Stockholders of the Fund.
1.	The election of the following Class I Board
Members to hold office for a term of three years and until their respective successors have been duly elected and qualified:


Number of Votes:

For
Withheld
John W. Ballantine
10,624,230
366,270
Henry P. Becton, Jr.
10,616,729
373,771
Dawn?Marie Driscoll
10,621,790
368,710
Paurl K. Freeman
10,623,211
367,289
Keith R. Fox
10,622,711
367,789

Until recently, substantially all DWS open?end funds and most DWS closed?end funds were overseen by one of two boards of directors or trustees (the ?Boards?). In 2007, each Board, including the Board that has historically overseen the Fund (the ?New York Board?), determined that the formation of a single consolidated Board overseeing all DWS funds (the ?Consolidated
Board?) would be in the best interests of the funds. Accordingly, each Board approved a plan to consolidate the New York Board with the other primary DWS fund board (the ?Chicago Board?).
(The geographic references in the preceding sentences merely indicate where each Board historically held most of its meetings.)
The Consolidated Board consists of nine
members from the Fund?s original New York
Board (Henry P. Becton, Jr., Dawn?Marie
Driscoll, Keith R. Fox, Kenneth C. Froewiss,
Richard J. Herring, Rebecca W. Rimel, William
N. Searcy, Jr., Jean Gleason Stromberg and Axel
Schwarzer) and four members from the Chicago
Board (John W. Ballantine, Paul K. Freeman,
William McClayton and Robert H. Wadsworth).
Prior to consolidation, three members of the Fund?s original Board (Martin J. Gruber, Graham
E. Jones and Carl W. Vogt) resigned.